UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT of 1934

Date of report (Date of earliest event reported):   April 11, 2012

SCHNITZER STEEL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

OREGON (State or Other Jurisdiction of Incorporation)	0-22496 (Commission File Number)	93-0341923 (I.R.S. Employer Identification No.)

3200 N.W. Yeon Ave. P.O. Box 10047 Portland, OR (Address of Principal Executive Offices)	97296-0047 (Zip Code)

Registrant’s Telephone Number Including Area Code:  (503) 224-9900

NO CHANGE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On April 11, 2012, Schnitzer Steel Industries, Inc. (the “Company”) and certain of its subsidiaries entered into an Amendment (the “Amendment”) to Second Amended and Restated Credit Agreement (as amended, the “Credit Agreement”), dated as of February 9, 2011, by and among the Company, as the US borrower, Schnitzer Steel BC, Inc. and Schnitzer Steel Pacific, Inc., as the Canadian borrowers, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

The Amendment, among other things: (i) increased the aggregate commitment size of the US revolving loans by US$50 million such that the Credit Agreement provides for revolving loans of US$670 million and C$30 million; (ii) reduced the applicable margin rates such that the loans outstanding under the Credit Agreement will bear interest based, at the Company’s option, on either LIBOR or CDOR plus a spread of between 1.25% and 2.25%, with the amount of the spread based on a pricing grid tied to the Company’s leverage ratio, or the greater of the prime rate, the federal funds rate plus 0.50% or the British Bankers Association LIBOR Rate plus 1.75%; (iii) reduced the rates applicable to commitment fees payable on the unused portion of the credit facility to rates between 0.15% and 0.35% based on a pricing grid tied to the Company’s leverage ratio, and (iv) extended the maturity date of the revolving loans under the Credit Agreement from February 2016 to April 2017.  Except as modified by the Amendment as described above, the terms of the Credit Agreement remain the same.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is filed hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

10.1
Amendment, dated as of April 11, 2012, to Second Amended and Restated Credit Agreement, dated as of February 9, 2011, among Schnitzer Steel Industries, Inc., as US Borrower, and Schnitzer Steel BC, Inc., Schnitzer Steel Pacific, Inc., as Canadian Borrowers, Bank of America, N.A., as Administrative Agent, and the other Lenders party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHNITZER STEEL INDUSTRIES, INC. (Registrant)

Dated: April 16, 2012	By:	/s/ Richard C. Josephson
Name: Richard C. Josephson
Title: Sr. V.P., General Counsel and Secretary